Exhibit 99.1

Gap Inc. Reports Second Quarter Fiscal 2026 Results

Net sales down 2% compared to last year; comparable sales down 1%

Exceeded reported and adjusted operating margin expectations

Returned $726 million to shareholders through share repurchases and dividends year-to-date

Provides updated outlook for full year while raising earnings per share outlook

Company separately announces Michael Francis as Old Navy's next President and CEO, succeeding Haio Barbeito

SAN FRANCISCO – August 27, 2026 – Gap Inc. (NYSE: GAP), the largest specialty apparel company in the U.S. with a purpose-driven house of iconic brands including Old Navy, Gap, Banana Republic, and Athleta, today reported financial results for its second quarter ended August 1, 2026.

“While top-line results in the second quarter were modestly below expectations, continued operational and financial rigor contributed to gross margin strength resulting in the Company exceeding profit expectations,” said President and Chief Executive Officer, Richard Dickson.

“We are particularly proud of the momentum at the Gap brand, which posted another quarter of double-digit comparable sales. We have work to do at Old Navy, but we have a clear understanding of the factors that impacted performance and are taking targeted actions that are already driving improved results. We remain focused on disciplined execution and performing while we transform in order to win in the second half,” Dickson continued.

Second Quarter Fiscal 2026 – Financial Results
•Net sales of $3.7 billion were down 2% compared to last year. Comparable sales were down 1%.
•Store sales decreased 3% compared to last year. The Company ended the quarter with nearly 3,500 store locations in about 35 countries, of which 2,471 were Company-operated.
•Online sales decreased 1% compared to last year and represented 35% of total net sales.
•Gross margin of 52.8% increased 1,160 basis points versus last year on a reported basis including 1,1401 basis points of net benefit related to the expected recovery of tariffs imposed under the International Emergency Economic Powers Act ("IEEPA") (the "net
1 Represents the impact of IEEPA tariff refunds of approximately $512 million, partially offset by a commitment of appreciation of approximately $95 million for certain vendors.

IEEPA tariff recovery"). Adjusted gross margin excluding this benefit was 41.4% and increased 20 basis points versus last year.
•Merchandise margin increased 1,220 basis points versus last year on a reported basis. Adjusted for the net IEEPA tariff recovery, merchandise margin increased 80 basis points including the benefit from tariff mitigation strategies with the underlying expansion primarily driven by strength at the Gap brand, partially offset by higher promotional activity at Old Navy. Average unit retail increased across all brands.
•Rent, occupancy, and depreciation ("ROD") as a percent of sales deleveraged 60 basis points versus last year.
•Operating expense was $1.3 billion or 34.3% of net sales.
•Operating income was $676 million and operating margin was 18.5%.
•Adjusted operating income was $259 million and adjusted operating margin was 7.1%, excluding the net IEEPA tariff recovery.
•The effective tax rate was 26.3% and adjusted effective tax rate was 26.4%, which excludes the tax impact of the net IEEPA tariff recovery and related interest income.
•Net income was $501 million and diluted earnings per share were $1.38.
•Adjusted net income was $190 million and adjusted diluted earnings per share were $0.52, excluding the net IEEPA tariff recovery and related interest income.
•Diluted weighted average shares were 362 million.

Balance Sheet and Cash Flow Highlights
•Ended the quarter with cash, cash equivalents and short-term investments of $2.5 billion, an increase of 2% from the prior year.
•Year-to-date net cash from operating activities was $550 million. Free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $261 million year-to-date.
•Ending inventory of $2.3 billion was flat compared to last year.
•Capital expenditures were $289 million year-to-date.

Shareholder Returns
•Returned $262 million of cash to shareholders in the form of share repurchases and dividends during the second quarter of fiscal 2026.
•Share Repurchases:
◦In the second quarter, the Company completed its previously announced $200 million accelerated share repurchase program ("ASR"). Following the initial delivery of 6.9 million shares in the first quarter, the Company received an additional 1.4 million shares in May, resulting in aggregate repurchases under the program of 8.3 million shares.
◦In addition to the ASR, repurchased 9.3 million shares in the open market for $200 million during the second quarter.
◦The Company has $399 million remaining under its existing share repurchase authorization.
•Dividends:
◦Paid $62 million in dividends during the second quarter of fiscal 2026, reflecting a quarterly dividend of $0.175 per share, up 6% from the prior year.

◦The Company’s Board of Directors approved a third quarter fiscal 2026 dividend of $0.175 per share.
•Year-to-date, the Company has returned $726 million to shareholders inclusive of $125 million in the form of dividends and $601 million of share repurchases.

Additional information regarding adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share, and free cash flow, which are non-GAAP financial measures, is provided at the end of this press release along with reconciliations of these measures from the most directly comparable GAAP financial measures for the applicable period.

Second Quarter Fiscal 2026 – Global Brand Results
Comparable Sales:

	Q2 2026	Q2 2025
Old Navy	(4)%	2%
Gap	10%	4%
Banana Republic	3%	4%
Athleta	(12)%	(9)%
Gap Inc.	(1)%	1%

Old Navy:
•Second quarter net sales of $2.1 billion were down 4% compared to last year. Comparable sales were down 4% reflecting expected pressure in the women's seasonal assortment, in addition to an unanticipated slowdown in traffic.

Gap:
•Second quarter net sales of $844 million were up 9% compared to last year. Comparable sales were up 10%, with the brand's focus on big ideas and culturally relevant storytelling continuing to drive strong performance in destination categories including denim, fleece, and kids and baby.

Banana Republic:
•Second quarter net sales of $478 million were up 1% compared to last year. Comparable sales were up 3%. Performance was balanced across both men’s and women’s as the brand continued to make progress in strengthening its assortment, supported by more distinctive marketing and brand storytelling.

Athleta:
•Second quarter net sales of $264 million were down 12% compared to last year. Comparable sales were down 12%. Athleta remains focused on disciplined execution to rebuild the brand profitably.

Tariff Update
In the second quarter, the Company recorded a $417 million adjustment to cost of goods sold related to the net IEEPA tariff recovery. The Company received refunds of $95 million and related interest income of $5 million in the second quarter of 2026, with the remaining refunds and related interest income expected in the third quarter. The Company's adjusted outlook excludes the impact of the refunds.
Following the Section 301 announcement in July, the Company updated its tariff rate assumptions to incorporate a roughly 10% incremental rate from July 24, 2026 through the end of August reflecting the rates currently in place. The prior outlook assumed an incremental high-teens rate beginning July 24, 2026. This update is expected to provide approximately $15 million of net tariff relief to full-year gross profit and operating income, or approximately 10 basis points of benefit to full-year gross margin and operating margin. The benefit is expected to be concentrated in the fourth quarter based on the timing of receipts and is reflected in the Company's current outlook.

Fiscal 2026 Outlook
The Company's outlook reflects a balanced approach, factoring in visibility into the consumer and broader macroeconomic and geopolitical environment in the near term which is largely unchanged, while recognizing potential uncertainties moving forward around energy prices and U.S. tariffs.

The Company's updated full-year net sales outlook of up 1% to 1.5% now assumes Old Navy comparable sales of flat to down 1%, compared with the prior range of flat to up 1%, reflecting the brand's second-quarter performance. Comparable sales at the Gap brand are now expected to grow in the high-single to low double-digit range, compared with prior expectations of up high-single digits, while expectations for the balance of the portfolio remain unchanged.

On a reported basis, the Company now expects full year diluted earnings per share to be approximately $3.77 to $3.87.

The Company's outlook below is provided on an adjusted, non-GAAP basis.

Full Year Fiscal 2026

	Current FY 2026 Outlook	Prior FY 2026 Outlook	FY 2025 Results[1]
Net sales	Up 1% to 1.5% year-over-year	Up 1% to 2% year-over-year	$15.4 billion
Adjusted gross margin	Up slightly year-over-year	Flat to up slightly year-over-year	40.8%
Adjusted operating expense (% of net sales)	About flat year-over-year	About flat year-over-year	33.5%
Adjusted operating margin	About 7.4% to 7.6%	About 7.3% to 7.5%	7.3%
Adjusted interest, net	Approximately $20 million	Approximately $25 million	$17 million
Adjusted effective tax rate	Approximately 25% to 26%	Approximately 25%	27.9%
Diluted weighted average share count	Approximately 367 million	Approximately 375 million	384 million
Adjusted diluted earnings per share	Approximately $2.35 to $2.45	Approximately $2.30 to $2.40	$2.13
Capital expenditures	Approximately $650 million	Approximately $650 million	$470 million
Net store closures [2]	About flat	About flat	32

Third Quarter Fiscal 2026

	Third Quarter Fiscal 2026 Outlook	Q3 2025 Results
Net sales	Up 1.5% to 2.5% year-over-year	$3.9 billion
Gross margin	Up about 25 to 75 basis points	42.4%
Operating expense (% of net sales)	Slight leverage	33.9%

Webcast and Conference Call Information
Shirley Martin, Senior Director of Investor Relations at Gap Inc., will host a conference call to review the Company’s second quarter fiscal 2026 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Martin will be joined by President and Chief Executive Officer, Richard Dickson and Chief Financial Officer, Katrina O’Connell.

A live webcast of the conference call and accompanying materials will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.
1 There were no adjusted metrics during fiscal 2025; therefore, reported amounts for gross margin, operating expense as a percentage of net sales, operating margin, interest, net, effective tax rate, and diluted earnings per share are included for comparative purposes.
2 Refers to Company-operated stores.

Market Share Information
References to market share in this press release and related conference call and accompanying materials are for the US market, according to Circana data for the 12 month period ending July 2026, unless stated otherwise. Market share data is subject to limitations on the availability of up-to-date information. In particular, market share data may not be available for all retail channels in a category. The Company believes that the Circana data is reliable, but it has not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information reported by the Company may be different from market share information reported by other companies due to differences in category definitions, the use of data from different vendors, internal estimates and other factors.

Non-GAAP Disclosure
This press release and related conference call and accompanying materials include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the Company’s financial performance, to enhance the overall understanding of its past performance and future prospects, and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The Company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the Company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of non-GAAP measures included in this press release and related conference call and accompanying materials is provided in the tables to this press release.

The non-GAAP measures included in this press release and related conference call and accompanying materials are free cash flow and certain adjusted statement of operations metrics, including: (i) adjusted cost of goods sold and occupancy expenses; (ii) adjusted gross profit; (iii) adjusted gross margin; (iv) adjusted operating income; (v) adjusted operating margin; (vi) adjusted interest, net; (vii) adjusted income tax expense; (viii) adjusted net income; and (ix) adjusted earnings per share.1 Free cash flow and the adjusted statement of operations metrics exclude the impact of certain items. Reconciliations from the most directly comparable GAAP measures are set forth in the tables to this press release. Reconciliations of adjusted expected fiscal 2026 gross margin, expected fiscal 2026 operating margin, expected fiscal 2026 operating expense as a percentage of net sales, expected fiscal 2026 interest, net, and expected fiscal 2026 effective tax rate are not provided in reliance on the exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because a comparable GAAP measure is not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not able to reliably predict all of the components of net sales, operating expense, and operating income at this time without unreasonable effort or expense. In addition, we believe such a reconciliation would imply a
1 The following non-GAAP measures are related to the net impact of IEEPA tariff refunds: adjusted cost of goods sold and occupancy expenses, adjusted gross profit, adjusted gross margin, and adjusted interest, net. These non-GAAP measures were not relevant to first quarter results and therefore were not included in the press release and related materials for those results.

degree of precision and certainty that could be confusing to investors. The variability of those components may be material and have a significant impact on our future GAAP results.

The non-GAAP measures used by the Company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The Company urges investors to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the Company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and accompanying materials contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: our strategic priorities including maintaining financial and operational rigor, reinvigorating our brands, strengthening our platform, and energizing our culture; executing on our brand reinvigoration playbook; our continuing strategic expansion into the beauty category; momentum at Old Navy, Gap and Banana Republic; resetting Athleta for long-term success and the timeline therefor; our supply chain's strategic advantages; the next phase of our transformation including building momentum and creating new growth opportunities; our approach to inventory; our dividends and share repurchases; our macroeconomic expectations for fiscal 2026; expected fiscal 2026 net sales; expected fiscal 2026 gross margin; the expected impact of tariffs on gross margin in fiscal 2026; expected fiscal 2026 operating expenses/SG&A; expected fiscal 2026 operating margin; our expected fiscal 2026 effective tax rate; the expected impact on earnings per share of changes to our expected effective tax rate in fiscal 2026; the expected impact of tariffs on fiscal 2026 financial results and the timing thereof; our ability to mitigate the impact of tariffs in fiscal 2026; our average unit retail growth plans; expected fiscal 2026 net interest income; expected fiscal 2026 capital expenditures; and expected fiscal 2026 net store closures.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our business, financial condition, results of operations, or reputation: the overall global economic and geopolitical environment, uncertainties related to government fiscal, monetary, trade, and tax policies, and consumer spending patterns; recent changes in U.S. trade policy and tariffs, and the risk of potential future changes or worsening trade tensions between the United States and other countries; the risk that trade matters, including tariffs on goods imported from our sourcing countries, could further increase our costs, or reduce the supply of apparel available to us; the risk that our enterprise risk management efforts will not be successful in mitigating the negative impact of tariffs; the highly competitive nature of our business in the United States and internationally, including competitive challenges related to anticipating and quickly responding to changing apparel trends and customer demands and attracting customer traffic; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that our investments in customer, digital, omni-channel, and other strategic initiatives, including beauty, accessories and the development of our Fashiontainment platform, may not deliver the results we anticipate; the risk that we may be unable to manage our inventory and fulfillment operations effectively and the resulting impact on our sales and results of operations; the risk that we fail to maintain, enhance and protect our brand image and reputation; the risk that failures of, or updates or changes to, our digital and information technology systems, including our continued integration of data science and artificial intelligence, may disrupt our operations; the risk that we do not successfully implement our marketing efforts, or that our talent partnerships expose us to reputational or other risks; the risk that we fail to manage key executive succession and retention, including management of the anticipated timing and execution of the Old Navy leadership transition, and to continue to attract qualified personnel; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks of U.S. or foreign labor strikes, work stoppages, boycotts, port congestion, increased transportation costs due to potentially elevated fuel costs and other disruptions to our sourcing operations; the risk that our technology systems that support our e-commerce platform may not be effective or function properly; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that our franchisees and licensees could impair the value of our brands; the risk that our efforts to expand internationally may not be successful; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk of loss or theft of assets, including inventory shortage; the risk of information security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; reductions in income and cash flow from our credit card programs; the risk of foreign currency exchange rate fluctuations; the risk that our comparable sales and margins may experience fluctuations or that we may fail to meet financial market expectations; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that covenants in our indebtedness agreements may restrict or limit our business; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; evolving regulations and expectations with respect to environmental, social, and governance matters, and increased scrutiny of diversity, equity, and inclusion initiatives; the adverse impacts of climate change on our business; natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that the assumptions and estimates used when preparing our financial information, including estimates and assumptions regarding inventory valuation, income taxes and valuation allowances, sales return and bad debt allowances, deferred revenue, and the impairment of long-lived assets, are inaccurate or may change, and the resulting impact on our results of operations; the risk that changes in the geographic mix and level of income or losses, the expected or actual outcome of audits, changes in deferred tax valuation allowances, and new legislation could impact our effective tax rate, or that we may be required to pay amounts in excess of established tax liabilities; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026, and our other filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 27, 2026. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a purpose-driven house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children worldwide through Company-operated and franchise stores and e-commerce sites. Through Encore, its cross-brand membership program, Gap Inc. connects members across its portfolio to rewards, benefits and exclusive experiences. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet through its commitment to bridge gaps to create a better world. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Shirley Martin
Investor_relations@gap.com

Media Relations Contact:
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	August 1, 2026	August 2, 2025
ASSETS
Current assets:
Cash and cash equivalents	$2,103	$2,194
Short-term investments	382	238
Merchandise inventory	2,297	2,294
Other current assets	1,088	651
Total current assets	5,870	5,377
Property and equipment, net of accumulated depreciation	2,555	2,478
Operating lease assets	3,557	3,397
Other long-term assets	874	894
Total assets	$12,856	$12,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,696	$1,656
Accrued expenses and other current liabilities	869	881
Current portion of operating lease liabilities	618	631
Income taxes payable	38	29
Total current liabilities	3,221	3,197
Long-term liabilities:
Long-term debt	1,493	1,491
Long-term operating lease liabilities	3,609	3,470
Other long-term liabilities	582	555
Total long-term liabilities	5,684	5,516
Total stockholders’ equity	3,951	3,433
Total liabilities and stockholders’ equity	$12,856	$12,146

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net sales	$3,651	$3,725	$7,148	$7,188
Cost of goods sold and occupancy expenses	1,722	2,189	3,802	4,204
Gross profit	1,929	1,536	3,346	2,984
Operating expenses	1,253	1,244	2,225	2,432
Operating income	676	292	1,121	552
Interest, net	(4)	(4)	(9)	(7)
Income before income taxes	680	296	1,130	559
Income tax expense	179	80	290	150
Net income	$501	$216	$840	$409
Weighted-average number of shares - basic	355	373	361	374
Weighted-average number of shares - diluted	362	379	371	381
Earnings per share - basic	$1.41	$0.58	$2.33	$1.09
Earnings per share - diluted	$1.38	$0.57	$2.26	$1.07

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	26 Weeks Ended
($ in millions)	August 1, 2026 (a)	August 2, 2025 (a)
Cash flows from operating activities:
Net income	$840	$409
Depreciation and amortization	259	243
Change in merchandise inventory	(97)	(214)
Change in other current assets and other long-term assets	(524)	(79)
Change in accounts payable	116	137
Change in accrued expenses and other liabilities	(185)	(237)
Other, net	141	49
Net cash provided by operating activities	550	308

Cash flows from investing activities:
Purchases of property and equipment	(289)	(181)
Purchases of short-term investments	(216)	(145)
Proceeds from sales and maturities of short-term investments	220	162
Net cash used for investing activities	(285)	(164)

Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	12	12
Withholding tax payments related to vesting of stock units	(63)	(29)
Repurchases of common stock	(601)	(152)
Cash dividends paid	(125)	(123)
Net cash used for financing activities	(777)	(292)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(2)	5
Net decrease in cash, cash equivalents, and restricted cash	(514)	(143)
Cash, cash equivalents, and restricted cash at beginning of period	2,644	2,365
Cash, cash equivalents, and restricted cash at end of period	$2,130	$2,222
__________
Certain prior period amounts have been reclassified to conform to the current period presentation.
(a) For the twenty-six weeks ended August 1, 2026 and August 2, 2025, total cash, cash equivalents, and restricted cash includes $27 million and $28 million, respectively, of restricted cash recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology investments as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	26 Weeks Ended
($ in millions)	August 1, 2026	August 2, 2025
Net cash provided by (used for) operating activities (a)	$550	$308
Less: Purchases of property and equipment	(289)	(181)
Free cash flow	$261	$127
__________
(a) For the twenty-six weeks ended August 1, 2026, net cash provided by operating activities includes the impact of a pre-tax gain of $313 million related to a credit card interchange fee litigation settlement, net of legal fees, and a $50 million pre-tax charitable contribution made concurrently during the first quarter of fiscal 2026.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE SECOND QUARTER OF FISCAL YEAR 2026
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the net impacts of IEEPA tariff recovery. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations, and provide additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Cost of Goods Sold and Occupancy Expenses	Gross Profit	Gross Margin	Operating Income (Loss)	Operating Margin	Interest, net	Income Tax Expense (Benefit)	Net Income (Loss)	Earnings (Loss) per Share - Diluted
($ in millions) 13 Weeks Ended August 1, 2026
GAAP metrics, as reported	$1,722	$1,929	52.8%	$676	18.5%	$(4)	$179	$501	$1.38
Adjustments for:
Net tariff refund recovery (a)	417	(417)	(11.4)%	(417)	(11.4)%	5	(111)	(311)	(0.86)
Non-GAAP metrics	$2,139	$1,512	41.4%	$259	7.1%	$1	$68	$190	$0.52
__________
(a) Represents the impact of IEEPA tariff refunds of approximately $512 million, partially offset by a commitment of appreciation of approximately $95 million for certain vendors. The impact also reflects $5 million of related interest income received.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2026

Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2026 is provided to enhance visibility into the Company's expected underlying results for the period excluding the expected net impacts of IEEPA tariff recovery during fiscal 2026 in addition to the net impact of a legal settlement and a concurrent charitable contribution during first quarter of fiscal year 2026. This non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending January 30, 2027
	Low End	High End
Expected earnings per share - diluted	$3.77	$3.87
Less: Gain from legal settlement (a)	(0.63)	(0.63)
Add: Charitable contribution (b)	0.10	0.10
Less: Net tariff refund recovery (c)	(0.89)	(0.89)
Expected adjusted earnings per share - diluted	$2.35	$2.45
__________
(a) Represents the estimated earnings per share impact, calculated net of tax at the expected effective tax rate, of a gain of $313 million related to a credit card interchange fee litigation settlement during the first quarter of fiscal 2026, net of legal fees.
(b) Represents the estimated earnings per share impact, calculated net of tax at the expected effective tax rate, of a $50 million charitable contribution made concurrently with the net gain from legal settlement during the first quarter of fiscal 2026.
(c) Represents the estimated earnings per share impact, calculated net of tax at the expected effective tax rate, of IEEPA tariff refunds of approximately $512 million, partially offset by a commitment of appreciation of approximately $95 million for certain vendors during the second quarter of fiscal 2026. The impact also includes $5 million of related interest income received during the second quarter of fiscal 2026, as well as the expected benefit from the remaining tariff related interest income anticipated for the remainder of the fiscal year.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s second quarter fiscal year 2026 and 2025 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (b)	Total
13 Weeks Ended August 1, 2026
U.S. (a)	$1,897	$654	$413	$255	$4	$3,223
Canada	152	81	45	8	—	286
Other regions	12	109	20	1	—	142
Total	$2,061	$844	$478	$264	$4	$3,651

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (b)	Total
13 Weeks Ended August 2, 2025
U.S. (a)	$1,978	$581	$408	$290	$28	$3,285
Canada	157	76	46	9	—	288
Other regions	15	115	21	1	—	152
Total	$2,150	$772	$475	$300	$28	$3,725
__________
(a) U.S. includes the United States and Puerto Rico.
(b) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, net openings/closings, and square footage for our company-operated stores are as follows:

	January 31, 2026	26 Weeks Ended August 1, 2026	August 1, 2026
	Number of Store Locations	Net Number of Stores Opened/(Closed)	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,242	(1)	1,241	19.6
Gap North America	459	2	461	4.9
Gap Asia	123	4	127	1.1
Banana Republic North America	358	(9)	349	2.8
Banana Republic Asia	40	2	42	0.1
Athleta North America	252	(1)	251	1.0
Company-operated stores total	2,474	(3)	2,471	29.5
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As of August 1, 2026, the Company's franchise partners operated approximately 1,000 franchise stores.